EXHIBIT 99.1

          Second Texas Race Added to 2005 NASCAR Schedule;
       NASCAR All-Star Race to Remain at Lowe's Motor Speedway

    CHARLOTTE, N.C.--(BUSINESS WIRE)--May 14, 2004--Speedway Motorsports, Inc. (NYSE:TRK) officials announced today that Texas Motor Speedway will host a second NASCAR NEXTEL Series Cup race beginning in 2005.
    The additional Texas date, which was released today as part of the 2005 NASCAR NEXTEL Cup Series schedule, is the result of a settlement in a shareholder lawsuit in Texas and part of NASCAR's on-going schedule realignment.
    The new race is set for Nov. 6, 2005. Texas Motor Speedway's traditional spring race, the Samsung/RadioShack 500, is scheduled for April 17, 2005.
    In addition to the second NEXTEL Cup race, NASCAR has added a second Busch Series race at the 1.5-mile superspeedway on Nov. 5, 2005. A NASCAR Craftsman Truck Series event will complete the NASCAR Tripleheader weekend.
    NASCAR officials also revealed the NASCAR NEXTEL All-Star Challenge will remain at SMI's Lowe's Motor Speedway in 2005. The Charlotte facility has hosted 19 of the event's 20 races.
    "We are very pleased to have reached the settlement agreement and to have obtained a second NASCAR NEXTEL Cup Series date for Texas Motor Speedway," said O. Bruton Smith, founder and chairman of Speedway Motorsports, which owns and operates Texas Motor Speedway. "The second Texas date falls in line with NASCAR's overlying strategy of expanding into underserved markets and will help strengthen the sport's national appeal.
    "My desire, as it has always been, is to continue to help NASCAR build the sport of stock car racing. Working together will help build a better sport for the fans, participants and corporate partners," Smith concluded.
    Speedway Motorsports officials also disclosed the company will purchase North Carolina Speedway, located in Rockingham, from International Speedway Corporation (ISC) for $100 million. Speedway Motorsports will also pay approximately $12 million in related expenses as part of the settlement. The purchase of North Carolina Speedway is subject to the Hart-Scott-Rodino Clearance and the settlement is subject to court approval.
    NASCAR officials announced Thursday that Rockingham would not be included on the 2005 NASCAR NEXTEL Cup Series schedule. For 2004, as part of its schedule realignment, NASCAR and ISC officials moved a previous Rockingham date to California Speedway. SMI officials said plans for the Rockingham track were incomplete, but noted they are studying options, including racing and other events.
    Speedway Motorsports is a leading marketer and promoter of Motorsports entertainment in the United States. The company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The company also owns Performance Racing Network which broadcasts syndicated Motorsports programming to more than 725 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.

    CONTACT: Speedway Motorsports, Inc.
             Jerry Gappens, 704-455-3209
             or
             Marsha Moore, 704-455-3299